Exhibit 10.3
                   MEMORANDUM OF UNDERSTANDING


     Whereas, Softbank Interactive Marketing, (SIM) 2361 Rosecrans Avenue, Suite 275, El Segundo, CA 90245 and iMALL, Inc. (iMALL), 4400 Coldwater Canyon Boulevard, Suite 200, Studio City CA, 91604 mutually desire to enter into a joint test of a business model in preparation for the potential formation of a continuing joint business venture (Venture) to offer for direct sale certain categories and classifications of Products to Internet users, therefor, the parties agree as follows:

1. TERM: The term of the initial test period and agreement shall commence upon the execution of this Agreement and end on June 30, 1997. It is the intention of the parties that the first product will be offered for sale to the public under this test on or about January 15, 1997. It is also agreed that on or before April 15, 1997 the parties shall enter into good faith negotiations to potentially extend this agreement between them on the same terms and conditions as set forth herein for a period of at least One (1) additional year.

2. NAME: The Test and the venture shall be a joint venture conducted under the name "(SIM/iMALL Venture)".

3. DESCRIPTION: It is the intention of the parties to conduct a direct response sales business over the Internet, using banner advertising space acquired under a Pay Sale model which offers "impulse" sale products of a type typically sold in Television Direct Response Advertising, which the venture acquires at a greater than 50% discount from the offered retail pricing. the parties further intend that the average price point of such products will be not more than $50.00 and that all products will be offered with a 100% thirty day money back guarantee. The parties shall jointly conduct and exploit the sale of such products, including creation of such ancillary businesses as buyers clubs for this category of product and other such ancillary ventures as they may hereafter jointly agree to create. However, nothing contained herein shall be construed as restricting or implying a restriction on the ability of either party to separately conduct or startup a transactional business separate and apart from this venture that is directly competitive with the others Core Business and each recognizes that they are governed by the terms and conditions of a mutual non-disclosure agreement previously executed. Notwithstanding the foregoing, the parties agree to meet from time to time as appropriate to discuss the possible joint expansion of the scope and nature of this venture into other areas or categories of product or sales.

4. DUTIES: SIM shall be responsible for providing the following services and capabilities to the Venture:

     a) SIM shall use its best efforts to secure unsold but viewed page advertising availabilities on a variety of Web Sites for the publication and distribution of banner advertisements featuring the products to be sold by the Venture, in a quantity of at least 20 million pages per month. SIM shall use its client contacts, relationships and resources to secure such pages for the venture on the basis that each Web Site shall be compensated by receiving a percentage of the Sales of products off its pages according to the business model agreed to by the parties and set forth in paragraph 6 of this memorandum.

     b) SIM shall prepare all agreements, negotiate all deals and service the affiliate relations requirements of the Web site participants during the term of the Venture at its cost and expense.

SIM shall provide Marketing and Merchandising support for the Venture in the form of creative sales and merchandise input from its Marketing Products Group and other SIM personnel.

     c) SIM shall provide marketing and merchandising support for the Venture in the form of creative sales and merchandise input from its marketing products group and other SIM personnel.

     c) iMALL shall provide the programming for the banner advertisements as well as the links between Banner advertisements and order entry pages; between order entry pages and the product list pages; between order entry pages and contest entry pages, advisory board pages, mailing list pages, etc. iMALL shall also provide programming to make the order entry process convenient and user friendly, including without limitation Zip Code check programs, credit cad verification algorithms, reminders to fill in blanks, secure commerce icons and messages, memory copy and fill in for key information so the customer does not have to repeat name or credit card insertion, etc., sales tax calculation programs, autosum programs for sales totals and taxes, including recognition of quantity discounts and shipping and handling charges, all at its cost and expense.

     d) iMALL shall provide creative input into graphic design, layout, copy presentation and web publishing technologies and process relating to banner ads, order entry pages and all other HTML or VRML or other web publishing done by the Venture.

     e) iMALL shall participate in the in the sourcing and selection of Product to be offered for sale and shall use its best efforts to help supply the Venture with an effective product mix.

     f) iMALL shall provide marketing and merchandising support for the Venture in the form of creative sales and merchandise input, including data from its Internet iMALL business.

     g) IMALL shall participate in the design and creation of Brand Identity and promotional concepts for the Venture and in support of the product sales.

     h) IMALL shall provide the Venture at its cost and expense with a location on the iMALL for the display of its products.

In consideration of these undertakings IMALL shall be entitled to receive forty five percent (45%) of the Net profits from the sale of products by the Venture as defined in paragraph 7 below, expect it shall receive 50% of sales generated by direct visits to the Venture location within the iMALL.

5. MANAGEMENT: SIM and iMALL shall jointly operate and manage this Venture in its test and subsequent phases and shall jointly agree on all creative and business decisions after good faith discussion. Richard Rosenblatt for iMALL and Alan Gerson for SIM shall jointly direct the Venture, unless and until either of them is replaced by iMALL in the case of Richard Rosenblatt, or SIM in the case of Alan Gerson.

6. BUSINESS MODEL: The provisions of any other paragraph of this agreement to the contrary notwithstanding, the business model to be tested will be as follows:
Average Price Point of Initial Package Sale- $37.50
Average Click Thru Percentage (minimum)- 1.5%
Average Sale Percentage From Click Thru (minimum)- 2%
Chargebacks, Returns, Refunds, (maximum)- 10% of Gross Sales
Costs of Goods (Average)-43% of Retail Price Point Offered
Costs of Distribution - 20% of Adjusted Gross Sales (Gross Sales less Chargebacks, Returns, Refunds)
Cost of Sales to Venture (maximum)-5%
Upsell or Additional Unit Target- 15% of total units sold at 15% operating profit margin
Shipping & Handling Profit Target-$0.95 per package shipped

7. DEFINITION OF NET PROFITS: Net profits of the Venture shall be defined as gross revenues from sales of products and shipping and handling revenue received by the Venture; less chargebacks, refunds and returns, and less cost of goods, and less cost of sales chargeable to the Venture, and less cost of distribution/banner inventory acquisition chargeable to the Venture, and less actual cost of shipping and handling, and less any other charges to the Venture agreed upon by both parties.

8. ENTIRE AGREEMENT: This memorandum constitutes the entire agreement between the parties regarding the subject matter hereof. All prior understandings, whether written or oral are superseded hereby. No purported modification or amendment to this Agreement will be effective unless made in writing and signed by the parties.

9. CHOICE OF LAW: This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California.

10. ASSIGNMENT: Neither party shall assign any of its rights or obligations hereunder, except to any Affiliate or successor in interest, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

11. SEVERABILITY: If any provision of this agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provisions shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely representing the intention of the parties as expressed herein.


ACCEPTED AND AGREED:


SOFTBANK Interactive Marketing, Inc.

By /s/ Alan H. Gerson
   ---------------------
Alan H. Gerson, President, Marketing Products Group



iMALL, Inc.

By /s/ Richard Rosenblatt
   ---------------------------
Richard Rosenblatt, Executive Vice President and Co-Founder

Dated: As of December 20, 1996